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                                                                EXHIBIT 12.1

                             AETNA INDUSTRIES, INC.
                        INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION
                                 (IN THOUSANDS)


                                                      1997          1996        1995          1994        1993
Net income (loss) before the effect
 of accounting changes                             $   (2,361)  $   3,693    $   4,576    $   6,595     $   915
Income taxes                                           (1,099)      2,105        1,877        4,000         930
                                                   ----------   ---------    ---------    ---------    --------
Pre-tax income (loss)                                  (3,460)      5,798        6,453       10,595       1,845
Fixed charges per below                                11,776      10,629        9,795        9,800       9,659
                                                   ----------   ---------    ---------    ---------    --------
Earnings (losses) from operations                       8,316      16,427       16,248       20,395      11,504
                                                   ----------   ---------    ---------    ---------    --------

Fixed charges:
    Interest expense                                   10,263       9,022        8,579        8,929       9,020
    Debt amortization                                     607         763          442          198          99
    Rent expense - portion of operating
     rentals representative of the interest factor        906         844          774          673         540
                                                   ----------   ---------    ---------    ---------    --------
Total fixed charges                                    11,776      10,629        9,795        9,800       9,659
                                                   ----------   ---------    ---------    ---------    --------

Ratio of income to fixed charges                          (1)         1.5          1.7          2.1         1.2


(1) The deficiency of earnings from operations versus fixed charges was $3.5 million for the year ended December 28, 1997.